Exhibit 99.1

MicroStrategy Completes $3,000,000,000 Offering of 0% Convertible Senior Notes Due 2029

TYSONS CORNER, Va., November 21, 2024 — MicroStrategy® Incorporated (Nasdaq: MSTR) (“MicroStrategy”) today announced that it completed its previously announced offering of its 0% convertible senior notes due 2029 (the “notes”). The aggregate principal amount of the notes sold in the offering was $3 billion, which includes $400 million aggregate principal amount of notes issued pursuant to an option to purchase, within a 3-day period beginning on, and including, the date on which the notes were first issued, granted to the initial purchasers under the purchase agreement for the notes, which the initial purchasers exercised in full on November 20, 2024 and which additional purchase was completed on November 21, 2024. The notes were sold in a private offering only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes are unsecured, senior obligations of MicroStrategy. The notes do not bear regular interest, and the principal amount of the notes does not accrete. The notes will mature on December 1, 2029, unless earlier repurchased, redeemed or converted in accordance with their terms. Subject to certain conditions, on or after December 4, 2026, MicroStrategy may redeem for cash all or any portion of the notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date, if the last reported sale price of MicroStrategy’s class A common stock has been at least 130% of the conversion price then in effect for a specified period of time ending on the trading day immediately before the date the notice of redemption is sent. If MicroStrategy redeems fewer than all the outstanding notes, at least $75 million aggregate principal amount of notes must be outstanding and not subject to redemption as of the relevant redemption notice date.

Holders of notes may require MicroStrategy to repurchase for cash all or any portion of their notes on June 1, 2028 or upon the occurrence of certain events that constitute a fundamental change under the indenture governing the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid special interest to, but excluding, the date of repurchase. In connection with certain corporate events or if MicroStrategy calls any note for redemption, it will, under certain circumstances, be required to increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or notice of redemption.

The notes are convertible into cash, shares of MicroStrategy’s class A common stock, or a combination of cash and shares of MicroStrategy’s class A common stock, at MicroStrategy’s election. Prior to June 1, 2029, the notes are convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date.

The conversion rate for the notes is initially 1.4872 shares of MicroStrategy’s class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $672.40 per share. This represents a premium of approximately 55% over the U.S. composite volume weighted average price of MicroStrategy’s class A common stock from 1:30 p.m. through 4:00 p.m. Eastern Standard Time on November 19, 2024, which was $433.7997. The conversion rate is subject to adjustment upon the occurrence of certain events.

The net proceeds from the sale of the notes were approximately $2.97 billion, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by MicroStrategy.

MicroStrategy intends to use the net proceeds from the sale of the notes to acquire additional bitcoin and for general corporate purposes.

The offer and sale of the notes and the shares of MicroStrategy’s class A common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The offering of the notes was made only by means of a private offering memorandum.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy the notes, nor shall there be any sale of, the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is the world’s first and largest Bitcoin Treasury Company. We are a publicly traded company that has adopted Bitcoin as our primary treasury reserve asset. By using proceeds from equity and debt financings, as well as cash flows from our operations, we strategically accumulate Bitcoin and advocate for its role as digital capital. Our treasury strategy is designed to provide investors varying degrees of economic exposure to Bitcoin by offering a range of securities, including equity and fixed-income instruments. In addition, we provide industry-leading AI-powered enterprise analytics software, advancing our vision of Intelligence Everywhere. We leverage our development capabilities to explore innovation in Bitcoin applications, integrating analytics expertise with our commitment to digital asset growth. We believe our combination of operational excellence, strategic Bitcoin reserve, and focus on technological innovation positions us as a leader in both the digital asset and enterprise analytics sectors, offering a unique opportunity for long-term value creation.

MicroStrategy, MicroStrategy AI, Intelligence Everywhere, Intelligent Enterprise, and MicroStrategy Library are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to the estimated net proceeds of the offering and the anticipated use of such net proceeds. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties related to market conditions and the other factors discussed in the “Risk Factors” section of MicroStrategy’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 31, 2024, and the risks described in other filings that MicroStrategy may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and MicroStrategy specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

MicroStrategy Incorporated

Shirish Jajodia

Corporate Treasurer

ir@microstrategy.com